QuickLinks -- Click here to rapidly navigate through this document

Filed Pursuant to Rule 424(b)(3)
Registration No. 333-114902

Supplement, Dated November 19, 2004, to Prospectus, Dated June 16, 2004

The following replaces in its entirety the section captioned "Selling Stockholders" in the prospectus.

SELLING STOCKHOLDERS

The following table sets forth information with respect to the number of outstanding shares beneficially owned by the selling stockholders named below, all of which are being registered. The information in the table below is current as of the date of this prospectus. The shares are being registered to permit public secondary trading of the shares, and the selling stockholders may offer the shares for resale from time to time. These selling stockholders are not affiliated with us.

	Ownership Before The Offering and Shares Registered in This Offering		Ownership After The Offering
Selling Stockholders	Number of Shares of Class A Stock	Percentage of Total Common	Number of Shares of Class A Stock	Percentage of Total Common
21st Century Communications Partners, L.P.	489,035	*	–	–
DB International Delaware, Inc.	318,463	*	–	–
Rifkin & Associates, Inc.	275,591	*	–	–
Sandler Capital Partners IV, L.P.	254,635	*	–	–
21st Century Communications T-E Partners, L.P.	166,467	*	–	–
SFTE ICH Holdings, L.P.	104,209	*	–	–
21st CCFP-RS Holdings, L.P.	65,744	*	–	–
Kevin Allen	13,542	*	–	–
James Peterson	7,674	*	–	–
Jeffrey Kramp	3,660	*	–	–
Kathryn Hale	407	*	–	–
Reflex Participations	59,597	*	–	–

Total	1,759,024	*	–	–

*
Less than one percent.

On February 19, 2004, we issued 1,800,000 shares of our Class A common stock to purchase the minority interest in our French cable television system in a private transaction pursuant to a share exchange agreement dated February 19, 2004, among us and the selling stockholders or their predecessors in interest. None of the selling stockholders has served as an officer, director, or employee of us, or had a material relationship with us or Old UGC, Inc., our predecessor company, over the past three years. InterComm Holdings LLC acquired the right to register these shares as the successor in interest to the rights of InterComm France CVOHA, LLC ("ICF") and InterComm France II CVOHA, LLC ("ICF II") pursuant to Section 5.5 of the Registration Rights Agreement between UnitedGlobalCom, Inc., ICF, ICF II, and Reflex Participations dated February 19, 2004. The selling stockholders listed above, other than Reflex Participations, are successors to InterComm Holdings LLC.

QuickLinks

Supplement, Dated November 19, 2004, to Prospectus, Dated June 16, 2004
SELLING STOCKHOLDERS